Exhibit 10.5

Executive Agreement

This Executive Agreement (this “Agreement”) made on this 15th day of May, 2015 (the “Effective Date”), by and between American Housing Income Trust, Inc., a Maryland corporation with a mailing address for notice purposes of 34225 N. 27th Drive Building 5 in Phoenix, Arizona 85058 (the “Company”), and Eric Stoffers with a mailing address for notice purposes of 17822 N 45th Avenue in Glendale, Arizona 85308 (the “Executive”).

WHEREAS, the Company wishes to secure the services of Executive for the term of this Agreement, and Executive is willing to serve as “President” and “Chief Executive Officer” of the Company upon the terms and conditions hereinafter provided, and pursuant to the terms of the Company’s Bylaws, which Executive acknowledges receipt and understanding thereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.         EMPLOYMENT

The Company hereby employs Executive in an independent contractor basis to serve as its “President” and “Chief Executive Officer,” and Executive hereby accepts such employment by the Company, upon the terms and conditions herein provided.  To the extent Condition No. 2 under Schedule A becomes effective (discussed below), the Company and Executive shall mutually agree as to whether the services by Executive for the benefit of the Company shall be done on an independent contractor basis (1099 services) or as an employee (W2).  For purposes of the Agreement, the term “Employment” and “employment” are used for convenience, only, and should not be construed as a definitive agreement with respect to independent contractor versus employee status; rather, the status of independent contractor or employee is determined by the manner in which the Company compensates Executive. However, notwithstanding, to the extent Condition No. 2 becomes applicable, Executive shall be considered an employee of the Company unless mutually agreed in writing otherwise.

2.         DUTIES AND RESPONSIBILITIES

Executive shall report to the Board of Directors of the Company pursuant to the procedures set forth in the Company’s Bylaws. Executive agrees to discharge such duties as may be delegated to him from time-to-time by the Company upon receipt of written notice.  The Company reserves the right to change or modify the designation of Executive or his duties via written notice at Company's discretion from time-to-time.

Executive shall devote his part time towards the performance of the duties assigned to him until such time the Company’s Board of Directors determines to adjust the Compensation Schedule under Schedule A from Condition No. 1 (part-time employment) to Condition No. 2 (full-time employment). Company’s Board of Directors will render its determination to adjust the Compensation Schedule based on the Executive’s time consideration becoming exclusive to performing those services considered to be common and required of a President and Chief Executive Officer.

During the term of his employment under Schedule A, Condition No. 1, Executive is authorized to engage in any other business or occupation provided he has the ability to dedicate, at the very least, twenty hours a month towards the performance of his duties hereunder. Executive is not prohibited from making personal investments for which the expenditure of time is required.  Executive acknowledges that he shall travel, as reasonably required by the Company, in connection with his employment, subject to the Company paying any and all reasonable expenses in advance of such travel.

3.          LOCATION

The initial principal location where the Executive shall perform services for the Company shall not be limited to any particular location; however, upon establishment by the Company of a permanent business location, the Executive agrees to report, as needed and no less than weekly, to the permanent business location.

4.          TERM

This Agreement shall commence on the Effective Date and shall continue for a period of one year (the “Initial Term”). At the expiration of the Initial Term, this Agreement shall be automatically extended for additional successive one (1) year terms (the “Renewal Term”) unless either party gives written notice of its intention to the other party not less than ninety (90) days prior to the expiration of the then current term and any renewal term.

5.          VACATION AND SICK LEAVE

Executive shall be entitled to the number of paid vacation days that is consistent with existing Company policies for its executive officers, and as provided for in the Compensation Schedule.  Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

6.         COMPENSATION

The Company and the Executive acknowledge and agree that the compensation to be paid to Executive may be increased in the event the Company’s Board of Directors determines that the Company has sufficient capital to pay the Executive.  The Company and the Executive agree that the Executive shall be compensated in the manner and form set forth in the “Compensation Schedule” attached hereto as Schedule A (which takes into consideration two compensation schedules – Condition No. 1 and Condition No. 2,

7.         TERMINATION OF EMPLOYMENT

(a) Without cause, the Company may terminate this Agreement at any time upon thirty (30) days’ written notice to the Executive.  If requested by the Company, the Executive shall continue to perform his duties and shall receive salary up to the date of termination.

(b) Without cause, the Executive may terminate this Agreement upon thirty (30) days’ written notice to the Company.  If requested by the Company, the Executive shall continue to perform his duties and shall receive salary up to the date of termination. In addition, the Company at its discretion may pay the Executive a severance allowance on the date of the termination.

(c) The Company may terminate this Agreement “for cause” immediately without any notice, and without compensation of any kind whether salary or severance, for any of the following events:

(i)   If Executive is convicted for an offence of felony or any act involving moral turpitude;

(ii)  If Employee commits any act of theft, fraud, dishonesty, or falsification of an employment record;

(iii) If Executive commits any breach of this Agreement which remains uncured for a period of 14 daysfollowing written notice of such breach;

(iv) If Executive fails to perform reasonable assigned duties, or fails to perform those duties expected of a chief executive officer of a publicly reporting company to the United States Securities and Exchange Commission;

(v) If Executive improperly discloses Company’s confidential information; or

(vi) If Executive commits any act which causes detrimental effect to Company’s reputation and business.

8.         CONDITIONAL NON-COMPETITION

In the event Condition No. 2 under Schedule A is ratified by the Company’s Board of Directors, the Executive will agree that for a period of two (2) years following termination of this Agreement, the Executive shall not, directly or indirectly, through services to any partnership of which the Executive is a partner or Executive or through any corporation or other entity in which the Executive has any interest or by whom is employed, compete with the Company or any of its affiliates or subsidiaries, in any activity in which the Company or its affiliates or subsidiaries may have been engaged within five years prior to the termination of this Agreement.  This non-compete provision does not apply in the event the Executive is being compensated under Condition No. 1 under Schedule A.

9.         CONDITIONAL NON-SOLICITATION

In the event Condition No. 2 under Schedule A is ratified by the Company’s Board of Directors, the Executive shall not, during the term of this Agreement and for a period of two (2) years immediately following termination of this Agreement, either directly or indirectly, call on, solicit, or take away, or attempt to call on, solicit or take away, any of the customers or clients of the Company on whom the Executive called or became acquainted with during the terms of this Agreement, either for their own benefit, or for the benefit of any other person, firm, corporation or organization.  This non-solicit provision does not apply in the event the Executive is being compensated under Condition No. 1 under Schedule A.

10.       NON-DISCLOSURE

During the term of this Agreement and thereafter, Executive agrees to keep and maintain confidential all the “confidential information” of the Company, and Executive shall not use or disclose any such confidential information to any person, firm, corporation, or entity for any purpose not authorized by the Company unless the information becomes public through no fault on his part. The Executive understands that any breach of this provision, or that of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement.

For purposes of this paragraph, “confidential information” shall include information disclosed to or known by Executive as a consequence of his employment with the Company (including information conceived, originated, discovered or developed by Executive) not generally known about the Company’s business, products, services and operations, including without limitation any trade secrets, know how, inventions, customer lists, discoveries and improvements and ideas, whether or not patentable or any other form of proprietary information of the Company. The obligations under this clause are continuing and enduring, and shall not cease on termination of this Agreement.

11.       ILLNESS OR INCAPACITY.

In the event that the Executive cannot perform the duties due to some illness or incapacity for a period of more than four (4) weeks, the compensation otherwise due during said illness or incapacity will be reduced by 35%. The Executive's full compensation will be reinstated upon return to work. However, if the Executive is absent from work for any reason for a continuous period of more than two (2) months, the Company may terminate the Executive’s employment, and the Company's obligations under this Agreement will cease on that date.

Any dispute regarding the existence, extent or continuance of the disability, illness or incapacity shall be resolved by the determination of a majority of three medical doctors who are not Executives of the Company, one of whom shall be selected by the Company, one of whom shall be selected by the Executive and a third whom shall be selected by the other two doctors.

12.       DEATH

Executive's employment hereunder shall terminate upon his death. Any sums due the Executive under this Agreement shall be paid to the Executive’s beneficiary at the next normal pay period after the date of Executive’s death. Any sums due the Executive under the Company’s Profit Sharing Plan shall be paid to the Executive’s beneficiary as provided by the terms of the Plan. After receiving such final payments, the Executive’s surviving spouse and/or his estate shall have no further rights under this Agreement.

13.       EXPENSES

Pursuant to Company policy, and to the extent not set forth in the Compensation Schedule, the Company shall reimburse the Executive for all authorized travel and other reasonable expenses incurred by him in furtherance of the Company’s business upon the Executive’s presentation of an itemized account of expenditures.

14.       BENEFIT PLANS

During the term of this Agreement, the Executive shall be entitled to participate in any medical and dental plans, life and disability insurance plans, retirement plans and any other fringe benefit plans or programs maintained by the Company for the benefit of its Executives. Nothing in this Agreement shall preclude the Company from terminating or amending any Executive benefit plan or program from time to time.

15.       GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

16.       MEDIATION AND ARBITRATION

Any controversy or claim arising out of or in relation to this Agreement or the validity, construction or performance of this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (AAA) under its jurisdiction in the state of Arizona before a single arbitrator. The parties shall have the right to engage in pre-hearing discovery in connection with such arbitration proceedings. The parties agree hereto that they will abide by and perform any award rendered in any arbitration conducted pursuant hereto, that any court having jurisdiction thereof may issue a judgment based upon such award and that the prevailing party in such arbitration and/or confirmation proceeding shall be entitled to recover its reasonable attorneys' fees and expenses. The arbitration award shall be final, binding and non-appealable. The Parties agree to accept service of process in accordance with the AAA Rules.

17.       NOTICES

Any notice to be given hereunder by any party to the other, may be effected either by personal delivery in writing, or by mail, registered or certified, postage pre-paid with return receipt requested.  Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraphs of this Agreement, but each party may change their address by written notice in accordance with this paragraph.  Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.  The Executive agrees to keep the Company current as to his or her business and mailing addresses, as well as telephone, email and mobile numbers.

18.       INJUNCTIVE RELIEF

The Executive recognizes that the covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that the parties would not have entered into this Agreement in the absence of such covenants, and that Executive’s  breach or threatened breach of such covenants shall cause the Company irreparable harm and significant injury, the amount of which shall be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate.  Therefore, Executive agrees that the Company shall be entitled, without the necessity of posting of any bond or security, to the issuance of injunctive relief by any court of competent jurisdiction enjoining any breach or threatened breach of such covenants and for any other relief such court deems appropriate.  This right shall be in addition to any other remedy available hereunder or otherwise, whether at law or in equity.

19.       WAIVER

The waiver by either party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver or any subsequent breach by either party hereto.

20.       PROPRIETARY INFORMATION

The Executive agrees that all processes, procedures, programs, discoveries, ideas, conceptions, formulae, improvements, developments, technologies, designs, inventions, processes,  designs, software, firmware, hardware, diagrams, copyrights, trade secrets, and any other proprietary information (collectively, the “Proprietary Information”), whether or not patentable or copyrightable, conceived, developed, invented, or made solely by the Executive, or jointly with others, during the Term of the Agreement shall be the property of, and belongs to, the Company.

The Executive agrees to promptly and freely disclose to the Company all such Proprietary Information which Executive conceives as a result of his employment by the Company, and Executive agrees to assign and hereby does assign all of his interest therein to the Company. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments, which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States, or any foreign country, to otherwise protect the Company's interest in the Proprietary Information or to vest title to the Proprietary Information in the Company. These obligations shall survive the termination of Executive's employment and shall be binding upon Executive's assigns, executors, administrators, and other legal representatives.

21.       BINDING EFFECT AND ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Executive and his heirs and legal representatives.  This Agreement is personal as to Executive and may not be assigned by Executive without first obtaining the written consent of the Company. This Agreement may not be assigned by the Company without the prior consent of Executive.

22.       SEVERABILITY

The unenforceability of any provision or provisions of this Agreement shall not affect the enforceability of any other provision of this Agreement.  If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Executive shall be deemed reinstated as if this agreement had not been executed.

23.       ENTIRE UNDERSTANDING

This Agreement, along with the Schedule A, contains the entire understanding of the parties relating to the employment of the Executive by the Company.  It may be changed only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

24.       AMENDMENT AND DEFAULT

This Agreement may be amended in whole or part at any time and from time to time but only in writing in a form substantially similar to the form hereof.  In the event of default or breach of any of the terms and conditions hereof the defaulting party agrees to pay the reasonable attorneys’ fees incurred by the other party in enforcing the provisions hereof.

25.       COUNTERPARTS AND ELECTRONIC SIGNATURES

This Agreement may be executed in counterpart, and may be executed by way of facsimile or electronic signature, and if so, shall be considered an original.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

AGREED:

AMERICAN INCOME HOUSING TRUST, INC.

/s/ Sean Zarinegar_________
Sean Zarinegar
Director

EXECUTIVE

/s/ Eric Stoffers____________
Eric Stoffers
17822 N. 45th Ave
Glendale, AZ 85308

SCHEDULE A

COMPENSATION SCHEDULE

American Housing Income Trust, Inc., a Maryland corporation, whose principal 34225 N. 27th Drive Building 5 in Phoenix, Arizona 85058, (the “Company”) and Eric Stoffers (“Executive”) agree to the following Compensation Schedule (this “Schedule”), which is incorporated and merged with the Executive Agreement (the “Agreement”).

Condition No. 1.  The Company and Executive acknowledge that until further mutual agreement between the parties that Executive may be providing additional services to the Company, Company’s affiliates or subsidiaries, and might not be able to dedicate his full time and attention to the Company.  This Condition No. 1 is intended to cover such a time period.

A. Effective Date. This schedule is effective as of the Effective Date of the Agreement and shall continue until such time the Company’s Board of Directors and Executive terminates Condition No.1 in favor of Condition No. 2, below, or the Agreement is terminated as provided for under Section 4 and Section 7 of the Agreement.

B. Compensation. The Company agrees to pay Executive compensation as a 1099 independent contractor unless the Company and Executive are advised that Executive is required to be a W2 employee of the Company.  The agreed upon schedule under this Condition No. 1 is as follows:

(i)	The Company agrees to pay Executive a signing bonus of Twenty-Five Thousand Dollars ($25,000.00), which is acknowledged by the parties to have already been paid;

(ii)
The Company agrees to issue Twenty-Five Thousand (25,000.00) shares of common stock in the Company to the Executive at the time of the issuance of the pro rata shares to the “ARP Members” at the time of the effectiveness of the Share Exchange and Restructuring Agreement between the Company and American Realty Partners, LLC, or as soon as possible and Executive shall immediately retain all rights and benefits from these shares, i.e. the shares are not redeemable by the Company absent mutual consent of the parties;

(iii)
The Company agrees to pay Executive compensation in the amount of Twenty-Five Thousand Dollars ($25,000.00) per annum retroactively beginning March 2, 2015 to be paid weekly in the usual course of the Company’s payroll; and

(iv)	The Company agrees to the following escalators:

(a)
The Company agrees to increase Executive’s compensation by an additional Twenty-Five Thousand Dollars ($25,000.00) per annum and shall issue an additional issuance of Twenty-Five Thousand (25,000.00) Shares of common stock in the Company to the Executive when the Company achieves the milestone of a gross revenue of One Million Dollars ($1,000,000.00) per annum;

(b)
The Company agrees to increase Executive’s compensation by an additional Twenty-Five Thousand Dollars ($25,000.00) per annum when the Company has achieved the milestone of a gross revenue of One Million Five Hundred Thousand Dollars ($1,500,000.00) per annum;

(c)
The Company agrees to increase Executive’s compensation by an additional Twenty-Five Thousand Dollars ($25,000.00) per annum, and issue an additional issuance of Twenty-Five Thousand (25,000.00) Shares of Common stock in the Company to the Executive when the Company has achieved the milestone of a gross revenue of Two Million Dollars ($2,000,000.00) per annum.

C. Employee Stock Option Plan. Executive shall be entitled to participate in the Employee Stock Option Plan of the Company, which the Executive has acknowledged receipt thereof.

D. Modification of Schedule. The Company and Executive acknowledge and agree that modification of this Condition No. 1 requires a written document signed by both parties.

E. Termination of Agreement.  If for any reason the Agreement is terminated, all compensation and commission due to the Executive, either earned directly or indirect, and regardless of the transactions current status shall be paid by the Company in full to Executive in accordance with this Schedule and the Laws of Arizona and shall be paid in the usual course of Company’s payroll.

Condition No. 2.

A. Effective Date.  This schedule is effective upon ratification and approval in writing by the Company’s Board of Directors and Executive, or immediately upon Executive time consideration becoming exclusive to performing those services considered to be common and required of a President and Chief Executive Officer.  Upon the Effective Date of this Condition No. 2, unless otherwise mutually agreed to by the parties, Executive shall be compensated as an employee.

B. Compensation and Other Consideration. Unless subsequently modified by the Company and Executive in writing, the Company agrees to continue paying Executive any and all compensation earned and/or discussed according to Condition No.1, and the Company agrees to negotiate an increase in compensation to Executive at such time the Company’s Board of Directors and Executive terminates Condition No.1 in favor of Condition No.2, and the Company agrees to the issuance of Twenty-Five Thousand (25,000.00) Shares of additional common stock in the Company to the Excutive as of the close of business, 5:00 p.m. Mountain Savings Time on the date of the first anniversary of the Effective Date stated in Section A to this Condition No. 2, plus any other benefits under this Condition No. 2.  In consideration of this compensation, Executive agrees to dedicate his full time, effort and talents to performance under the Agreement as set forth in Section 6 of this Condition No. 2.  Executive further agrees that the Conditional Non-Compete and Condition Non-Solicit provisions under the Agreement (Section 8 and Section 9, respectively) are in full force and effect.

C. Employee Stock Option Plan. Executive shall be entitled to participate in the Employee Stock Option Plan of the Company, which the Executive has acknowledged receipt thereof.

D. Modification of Schedule. The Company and Executive acknowledge and agree that modification of this Condition No. 2 requires a written document signed by both parties.

E. Required Hours. The Executive agrees that during the time period in which he receives compensation under this Condition No. 2, he will perform those services considered to be common and required of a President and Chief Executive Officer. Executive agrees that he shall dedicate no less than forty (40) hours per week of work in consideration of the compensation paid by the Company.

F. Vacation and Paid Time Off. Executive agrees to be bound by the policies and procedures set forth by Company related to vacation and paid time off, which at the time of execution of the Agreement and this Schedule is three (3) weeks.

G. Automobile. The Company agrees that upon the triggering of the compensation schedule under this Condition No. 2, Executive shall be compensated, over and above his salary, $350/month in lieu of reimbursing the Executive for mileage.  The Executive agrees that the Company does not bear any liability associated with the Executive’s use of his automobile and the Executive agrees to indemnify and hold the Company harmless from any negligence or intentional acts associated with the use of his automobile.

H. Other Benefits. The Company agrees that upon the triggering of the compensation schedule under this Condition No. 2, it shall provide for the Executive’s reasonable business use a mobile telephone and computer.  The Executive agrees to return such items back to Company upon termination of the Agreement.  The Company agrees to extend other employment benefits provided to other similarly situated key employees consistent with the policies and procedures of Company, and upon approval by the Board of Directors.

General Provisions for Condition No. 1 and Condition No. 2

A. Merger and Integration.  This Schedule, along with the Agreement, do not contain the entire agreements of the parties, and any and all prior schedules, agreements, promissory notes, representations, promises or, to the extent recognized by a court of competent jurisdiction to constitute binding duties and obligations under Arizona law, are considered to be active and in effect and are not merged into the aforementioned agreements.

B. Miscellaneous. The Company and the Executive agree that all other remaining miscellaneous provisions set forth in the Agreement are incorporated by reference as if fully stated herein.

Dated: May 15, 2015______________	AMERICAN HOUSING INCOME, INC. /s/ Sean Zarinegar_______________
By: Sean Zarinegar Its: Director

I have read this Schedule carefully, understand it, and intend to be bound by it.

Dated: May 15, 2015_____________	/s/ Eric Stoffers__________________ ERIC STOFFERS